                                                                     EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                        ENTEX INFORMATION SERVICES, INC.
                     (PURSUANT TO SECTION 242 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE)

        ENTEX INFORMATION SERVICES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL") (the "Corporation"), DOES HEREBY CERTIFY:

        FIRST: Pursuant to Section 242(b)(2) of the DGCL, the Board of Directors of the Corporation duly adopted resolutions: (i) setting forth a proposed amendment (the "Amendment") to the Certificate of Incorporation of the Corporation, (ii) recommending the Amendment to the stockholders of the Corporation, (iii) seeking the consent and approval of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon, and (iv) stating that the Amendment will be effective only after approval thereof by the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon.

        SECOND: Thereafter, pursuant to a resolution of the Board of Directors of the Corporation, the Amendment was submitted to the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon and, pursuant to

Section 228(a) of the DGCL, the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon consented to and adopted the following resolution to amend the Certificate of Incorporation of the
Corporation:

                      RESOLVED, that the Certificate of Incorporation be, and it hereby is, amended by deleting in its entirety the present Article FOURTH and substituting in lieu thereof the following new Article FOURTH:

                            FOURTH:The total number of shares of stock which the
               Corporation shall have authority to issue is one hundred two million (102,000,000) which shall be divided into two (2) classes as follows: one hundred million (100,000,000) shares of Common Stock, par value $.0001 per share ("Common Stock"), and two million (2,000,000) shares of Preferred Stock, par value $.0001 per share.

        THIRD: Notice to those stockholders of the Corporation who have not consented in writing of the taking of this corporate action without a meeting by less than unanimous written consent has been given pursuant to Section 228(d) of the DGCL.

        FOURTH:The Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

               IN WITNESS WHEREOF, said ENTEX INFORMATION SERVICES, INC., has caused this certificate to be signed by Lynne A. Burgess, its Vice President and Assistant Secretary, as of the 24th day of November, 1997.

                                      ENTEX INFORMATION SERVICES, INC.



                                     By: /s/ LYNNE A. BURGESS
                                         ---------------------------------------
                                         Lynne A. Burgess,
                                         Vice President and
                                         Assistant Secretary

                                                                     EXHIBIT 3.1



                               AGREEMENT OF MERGER
                                       OF
                              ENTEX HOLDINGS, INC.
                                       AND
                        ENTEX INFORMATION SERVICES, INC.

        THIS AGREEMENT OF MERGER is dated June 28, 1996 ("Merger Agreement"), by and between Entex Information Services, Inc., a Delaware corporation ("EIS"), and Entex Holdings, Inc., a Delaware corporation ("Parent"). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Agreement and Plan of Reorganization (as defined below).

                                    RECITALS

        A. EIS was incorporated in the State of Delaware on May 13, 1993 and on the date hereof has 85 shares of its Common Stock outstanding.

        B. Parent was incorporated in the State of Delaware on June 30, 1993 and on the date hereof has 6,281,656 shares of its Common Stock outstanding (the "Parent Common Stock").

        C. EIS and Parent and the principal shareholders of Parent have entered into an Agreement and Plan of Reorganization dated June 28, 1996 (the "Agreement and Plan of Reorganization") providing for certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby. This Merger Agreement and the Agreement and Plan of Reorganization are intended to be construed together to effectuate their purpose.

        D. The Boards of Directors of EIS and Parent deem it advisable and in their mutual best interests and in the best interests of the shareholders of EIS and Parent, respectively, that Parent be acquired by EIS through a merger ("Merger") of Parent with and into EIS.

        E. The Boards of Directors of EIS and Parent and the shareholders of EIS and Parent have approved the Merger.

                                   AGREEMENTS

The parties hereto hereby agree as follows:

               1. Parent shall be merged with and into EIS, and EIS shall be the surviving corporation (the "Surviving Corporation").

                                                                     EXHIBIT 3.1


               2. The Merger shall become effective at such time (the "Effective Time" of the Merger) as this Merger Agreement and the officers' certificates of EIS and Parent are filed with the Secretary of State of the State of Delaware pursuant to Section 251 of the General Corporation Law of the State of Delaware ("DGCL").

               3. Upon the Effective Time of the Merger, each outstanding share of Parent Common shall be converted automatically into and exchanged for one (1) share of EIS Common Stock. Those shares of EIS Common Stock to be issued as a result of the Merger are referred to herein as the "EIS Shares."

               4. Any Dissenting Shares shall not be converted into EIS Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to
Section 262 of the DGCL. If after the Effective Time any Dissenting Shares shall lose their status as Dissenting Shares, then as of the occurrence of the event which causes the loss of such status, such shares shall be converted into EIS Common Stock in accordance with Section 3.

               5. Notwithstanding any other term or provision hereof but subject to the proviso in the first sentence of Section 3, no fractional shares of EIS Common Stock shall be issued, but in lieu thereof each holder of shares of EIS Common who would otherwise, but for rounding as provided herein, be entitled to receive a fraction of a share of EIS Common Stock shall receive from EIS an amount of cash equal to the per share market value of EIS Common Stock (based on the average of the closing sales prices of EIS Common Stock for the ten business days immediately preceding the Effective Time of the Merger, as quoted on the Nasdaq National Market on the Closing Date and as reported in The Wall Street Journal) multiplied by the fraction of a share of EIS Common Stock to which such holder would otherwise be entitled. The fractional share interests of each EIS shareholder shall be aggregated, so that no EIS shareholder shall receive cash in an amount greater than the value of one full share of EIS Common Stock.

               6. The conversion of Parent Common as provided by this Merger Agreement shall occur automatically at the Effective Time of the Merger without action by the holders thereof. Each holder of Parent Common Stock shall thereupon be entitled to receive shares of EIS Common Stock in accordance with
Section 3. Such shareholder shall receive certificates that represent that number of shares of EIS Common Stock in accordance with the following procedures:

                  (a) As soon as practicable after the Effective Time of the Merger, EIS shall make available for exchange in accordance with Section 3, through such reasonable procedures as EIS may adopt, the shares of EIS Common Stock issuable pursuant to Section 3 in exchange for outstanding shares of Parent Common Stock.

                  (b) Within 15 days after the Effective Time of the Merger, the Exchange Agent (as defined in Section 2.2 of the Agreement and Plan of Reorganization) shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as EIS may reasonably specify) and (ii) instructions for use in effecting the surrender of the certificates in exchange for certificates evidencing EIS Common Stock. Upon surrender of a certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by EIS, together with such letter of transmittal, duly executed, the holder of such certificate shall be entitled to receive in exchange therefor the number of shares of EIS Common Stock to which the holder of Parent Common Stock is entitled pursuant to Section 3 hereof and is represented by the certificate so surrendered, along with a check representing the value of any fractional shares as defined pursuant to Section 5 hereof. The certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Parent Common Stock which is not registered in the transfer records of Parent, EIS Common Stock may be delivered to a transferee if the certificate representing such Parent Common Stock is presented to EIS and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 6, each certificate shall be deemed at any time after the Effective Time of Merger, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of EIS Common Stock into which such shares of Parent Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 5 hereof.

                  (c) No dividends on the EIS Shares shall be paid to the holder of any unsurrendered certificate until the holder of record of such certificate shall surrender such certificate. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any certificate, there shall be delivered to the person entitled thereto, without interest, the amount of dividends theretofore paid with respect to the EIS Shares so withheld as of any date subsequent to the Effective Time of the Merger and prior to such date of delivery.

                  (d) All EIS Shares delivered upon the surrender for exchange of shares of Parent Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Parent Common Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Parent Common Stock that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, certificates are presented to EIS for any reason, they shall be canceled and exchanged as provided in this Section 6.

               7. At the Effective Time of the Merger, the separate existence of Parent shall cease, and EIS shall succeed, without other transfer, to all of the rights and properties of Parent and shall be subject to all the debts and liabilities thereof in the same manner as if EIS had itself incurred them. All rights of creditors and all liens upon the property of each corporation shall be preserved unimpaired, provided that such liens upon property of Parent shall be limited to the property affected thereby immediately prior to the Effective Time of the Merger.

               8. This Merger Agreement is intended as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

                                                                     EXHIBIT 3.1


               9. The Bylaws of EIS in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation unless and until amended or repealed as provided by applicable law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

              10. (a) Notwithstanding the approval of this Merger Agreement by the shareholders of EIS and Parent, this Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by mutual agreement of the Boards of Directors of EIS and Parent.

                  (b) Notwithstanding the approval of this Merger Agreement by the shareholders of EIS and Parent, this Merger Agreement shall terminate forthwith in the event that the Agreement and Plan of Reorganization shall be terminated as therein provided.

                  (c) In the event of the termination of this Merger Agreement as provided above, this Merger Agreement shall forthwith become void and there shall be no liability on the part of EIS or Parent or their respective officers or directors, except as otherwise provided in the Agreement and Plan of Reorganization.

                  (d) This Merger Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

                  (e) This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of EIS and Parent, but, after such approval, no amendments shall be made which by law require the further approval of such shareholders without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

              11. The Certificate of Incorporation of ENTEX Information Services, Inc. as heretofore amended and as in effect on the date of the merger provided for in this agreement, shall continue in full force and effect as the Certificate of Incorporation of the corporation surviving this merger.

        IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first written above.

                              ENTEX HOLDINGS, INC.


                              By:
                                 -----------------------------------------------
                                      John A. McKenna, Jr., President


                              ENTEX INFORMATION SERVICES, INC.


                              By:
                                 -----------------------------------------------
                                     John A. McKenna, Jr., President




                     [SIGNATURE PAGE TO AGREEMENT OF MERGER]

                         CERTIFICATE OF AMENDMENT OF THE
                         CERTIFICATE OF INCORPORATION OF
                        ENTEX INFORMATION SERVICES, INC.
                         (PURSUANT TO SECTION 242 OF THE
                        DELAWARE GENERAL CORPORATION LAW)


        David I. Chemerow certifies that:

        1. He is the Executive Vice President and Chief Financial Officer of ENTEX INFORMATION SERVICES, INC., a Delaware corporation.

        2. Article FOURTH of the Certificate of Incorporation of this corporation is amended in its entirety to read as follows:

                      "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is twelve million (12,000,000) which shall be divided into two (2) classes as follows: ten million (10,000,000) shares of Common Stock, par value $.0001 per share ("Common Stock"), and two million (2,000,000) shares of Preferred Stock, par value $.0001 per share."

        3. This Certificate of Amendment of the Restated Certificate of Incorporation (the "Certificate of Amendment") has been duly approved by this corporation's Board of Directors in accordance with Section 242 of the Delaware General corporation Law (the "DGCL").

        4. This Certificate of Amendment has been duly approved by the stockholders in accordance with Section 242 of the DGCL. The total number of outstanding shares of Common Stock of the corporation entitled to vote upon the Certificate of Amendment was 85 shares. The number of shares consenting to the Certificate of Amendment equaled or exceeded consent required. The percentage consent required was more than 50% of the outstanding Common Stock.

        I hereby further declare and certify under penalty of perjury under the laws of the State of Delaware that the facts set forth in the foregoing certificate are true and correct of my own knowledge and that this Certificate of Amendment is my act and deed.

        Executed at Rye Brook, New York, this 27th day of June 1996.


                             ---------------------------------------------------
                             David I. Chemerow, Executive Vice President and Chief Financial Officer

                                                                     EXHIBIT 3.1


                 CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED

                           OFFICE AND REGISTERED AGENT

                                       OF

                        ENTEX INFORMATION SERVICES, INC.

             ------------------------------------------------------

        The Board of Directors of:

                        ENTEX INFORMATION SERVICES, INC.
a Corporation of the State of Delaware, on the 25th day of January, A.D. 1994, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is:

   1013 Centre Road, in the City of Wilmington, in the County of New Castle,
                                Delaware, 19805.

    The name of the Registered Agent therein and in charge thereof upon whom process against the Corporation may be served, is:

CORPORATION SERVICE COMPANY.

a Corporation of the State of Delaware, does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Vice President and Assistant Secretary, this 25th day of January, A.D. 1994.


                               By:
                                  ----------------------------------------------
                                     FREDERIC E. RUBIN
                                     Vice President, Treasurer

                      ATTESTED BY:
                                  ----------------------------------------------
                                     Assistant Secretary

                                                                     EXHIBIT 3.1

                     CERTIFICATE OF AMENDMENT OF CERTIFICATE
                       OF INCORPORATION BEFORE PAYMENT OF
                             ANY PART OF THE CAPITAL

                                       OF

                            IS MANAGEMENT ACQUISITION

                       -----------------------------------


        It is hereby certified that:

        1. The name of the corporation (hereinafter called the "corporation") is IS Management Acquisition Corp.

        2. The corporation has not received any payment for any of its stock.

        3. The certificate of incorporation of the corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

               "FIRST: The name of the Corporation is ENTEX Information Services, Inc. (the "Corporation").

        4. The amendment of the certificate of incorporation of the corporation herein certified was duly adopted, pursuant to the provisions of Section 241 of the General Corporation Law of the State of Delaware, by at least a majority of the directors who have been elected and qualified.

Signed on June 30, 1993.


Attest:


                                        ----------------------------------------
                                        John McKenna
                                        President



-------------------------------------
Philip F. Strassler
Secretary

                          CERTIFICATE OF INCORPORATION

                                       OF

                         IS MANAGEMENT ACQUISITION CORP.


               THE UNDERSIGNED, for the purpose of forming a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

               FIRST: The name of the corporation is IS Management Acquisition Corp. (the "Corporation").

               SECOND: The address of the Corporation's registered office in the State of Delaware is 15 North Street, City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

               THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

               FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock, $0.01 par value per share (the "Common Stock").

               FIFTH: The following provisions relate to the management of the business and the conduct of the affairs of the Corporation and are not inserted for the purpose of creating, defining, limiting and regulating the powers of the Corporation or its directors or its shareholders:

                      (A) The election of officers may be conducted in any manner the By-Laws provide, and need not be by written ballot.

                      (B) The Board of Directors shall have the power to make, alter, amend or repeal the By-Laws of the Corporation, except to the extent that the By-Laws otherwise provide.

               SIXTH: The Corporation shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or serves or served any other enterprise as a director or officer at the request of the Corporation or any predecesor of the Corporation. No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware

                                                                 EXHIBIT 3.1

General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

               SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of this Corporation, as the case may be, and also on this Corporation.

               EIGHTH: The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the law of the State of Delaware, and all rights herein conferred upon shareholders, directors and officers are subject to this reserved power.

               NINTH: The name and mailing address of the sole Incorporator of the Corporation is Nancy B. Zonana, c/o Reid & Priest, 40 West 57th Street, New York, New York 10019.

               IN WITNESS WHEREOF, the undersigned, being the sole Incorporator hereinabove named, does hereby certify that the facts hereinabove stated are truly set forth and, accordingly, hereby executes this Certificate of Incorporation this 13th day of May, 1993.


                                                   Nancy B. Zonana


                                                   -----------------------------
                                                   Incorporator



                                       -2-